Exhibit 99.1

Financial and Investor Contact:
John R. Potapchuk
631-501-7035
john.potapchuk@gentiva.com
or	Brandon Ballew
770-221-6700
brandon.ballew@gentiva.com

Media Contact:
Jennifer Gery-Egan
Brainerd Communicators
212-986-6667
gery@braincomm.com

Gentiva Reports Second Quarter 2009 Results

— Company Raises 2009 Financial Outlook —

ATLANTA, GA, July 30, 2009 — Gentiva Health Services, Inc. (NASDAQ: GTIV), a leading provider of comprehensive home health services, today reported the following 2009 second quarter results:

•

Net revenues of $298.1 million for the quarter ended June 28, 2009 compared to $344.2 million, which included net revenues of $79.3 million from its CareCentrix business unit, for the quarter ended June 29, 2008. Excluding prior year’s second quarter net revenues from CareCentrix, Gentiva’s net revenues grew about $33 million, or 12% in the 2009 second quarter. The Company sold a majority interest in CareCentrix to Water Street Healthcare Partners on September 25, 2008.

•	Net income of $17.1 million, or $0.58 per diluted share compared to net income of $12.0 million or $0.41 per diluted share in the 2008 second quarter.

•

Adjusted net income for the 2009 second quarter was $17.5 million, up 43% compared with the prior year period. On a diluted earnings per share basis, adjusted net income in the 2009 second quarter was $0.59 compared with $0.42 in the corresponding period of 2008. Adjusted net income for both second quarter periods excludes special charges of $0.01 per diluted share relating to restructuring and integration activities.

•

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 12% to $35.4 million in the second quarter of 2009. EBITDA as a percentage of net revenues improved to 11.9% in the second quarter of 2009 versus 9.2% in the prior-year period. EBITDA included restructuring and integration costs of $0.6 million in the second quarter of 2009 as compared to $0.4 million for the prior year period.

“Gentiva had a very good second quarter driven by continued success in executing our core strategies: rolling out our specialty programs, serving the needs of higher acuity seniors and increasing both the capacity and productivity of our growing clinician base,” said Gentiva CEO Tony Strange. “Our performance demonstrates the commitment of our employees as well as the growing belief of the healthcare community in the power of home care as a key part of the solution to the nation’s healthcare challenges.”

Gentiva reported these segment highlights for the quarter:

•	Home Health revenue growth of 12% to $265.6 million and operating contribution growth of 23% to $48.6 million.

•

Revenues in the All Other segment – which includes hospice, respiratory therapy and home medical equipment, infusion therapy and consulting – increased 14% to $33.0 million, while operating contribution increased 19% to $3.9 million compared to the prior-year period.

Gentiva reported these highlights for the six months ended June 28, 2009:

•

Net revenues of $587.0 million versus $665.8 million in the prior year period. Net revenues in the 2008 period included approximately $157 million relating to CareCentrix. Excluding the revenue contribution from CareCentrix, Gentiva’s net revenues grew about $77 million, or 15%, in the six-month period ended June 28, 2009.

•

Net income of $35.1 million, or $1.19 per diluted share which included (i) a non-recurring pre-tax net gain of $5.7 million or $0.20 per diluted share resulting from the 2009 first quarter sale of certain branch offices that specialized primarily in pediatric home health care services and (ii) special pre-tax charges of $1.5 million or $0.03 per diluted share relating to restructuring and integration costs. These results compared to net income of $19.7 million or $0.68 per diluted share in the 2008 period which included special pre-tax charges of $0.7 million or $0.01 per diluted share relating to restructuring and integration costs.

•

Adjusted net income was $30.2 million, up 50% compared with the prior year period. On a diluted earnings per share basis, adjusted net income in the 2009 period was $1.02 compared with $0.69 in the corresponding period of 2008.

•	EBITDA increased 15% to $63.6 million versus $55.3 million in the prior-year period.

•	Operating cash flow was $49.5 million in the 2009 period compared to $20.8 million in the comparable 2008 period.

At June 28, 2009, the Company reported cash and cash equivalents of $99.5 million and long-term debt of $237 million.

Full-Year 2009 Outlook

Gentiva announced that it is raising its revenue and earnings outlook for fiscal 2009 based on its year-to-date performance and prospects for the remainder of this year. Gentiva now anticipates full-year 2009 net revenues will range between $1.19 billion to $1.21 billion, as compared to prior guidance of $1.14 billion to $1.18 billion. On a diluted earnings per share basis, adjusted net income is expected to be in a range between $2.04 and $2.10, up from the $1.72 and $1.80 range provided earlier this year. Gentiva’s 2009 outlook represents an increase in net revenues of 12% to 14% and an increase in diluted earnings per share of 45% to 50% when compared with 2008 pro forma financial results, which reflect the Company’s performance as if the CareCentrix divestiture had occurred at the beginning of fiscal 2008. The 2009 outlook excludes special charges relating to restructuring and integration costs which are expected to range between $3 million and $4 million for the year and non-recurring charges and credits. The outlook includes the impact of recently announced acquisitions and also reflects 53 weeks of activity in fiscal 2009.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Web Cast Details

The Company will comment further on its second quarter 2009 results during its conference call and live web cast to be held Thursday, July 30, 2009 at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #19324792. The web cast is an audio-only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the web cast. A replay of the call will be available on July 30, beginning at approximately 1 p.m. ET, and will remain available continuously through August 6. To listen to a replay of the call from the United States, Canada or international locations, dial (800) 642-1687 or (706) 645-9291 and enter the following PIN at the prompt: 19324792. Visit http://investors.gentiva.com/events.cfm to access the web cast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site within 48 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is a leading provider of comprehensive home health services, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; respiratory therapy and home medical equipment; infusion therapy services; and other therapies and services. For more information, visit Gentiva’s web site, http://www.gentiva.com, and its investor relations section at http://investors.gentiva.com. GTIV-E

(unaudited tables and notes follow)

	2nd Quarter		Six Months
(in 000’s, except per share data)	2009	2008	2009	2008
Statements of Income
Net revenues	$298,103	$344,213	$587,020	$665,846
Cost of services and goods sold	141,175	192,733	281,984	377,843

Gross profit	156,928	151,480	305,036	288,003
Selling, general and administrative expenses	(127,186)	(125,569)	(252,541)	(243,449)
(Loss) gain on sale of assets, net	(85)	—	5,747	—
Interest income	817	273	1,618	940
Interest expense and other	(2,688)	(5,592)	(5,880)	(11,685)

Income before income taxes	27,786	20,592	53,980	33,809
Income tax expense	10,954	8,568	19,404	14,062

Income before equity in net earnings of affiliate	16,832	12,024	34,576	19,747
Equity in net earnings of affiliate	263	—	541	—

Net income	$17,095	$12,024	$35,117	$19,747

Earnings per Share
Net income:
Basic	$0.59	$0.42	$1.21	$0.70

Diluted	$0.58	$0.41	$1.19	$0.68

Average shares outstanding:
Basic	28,959	28,497	28,952	28,389

Diluted	29,396	29,240	29,606	29,147

	Jun 28, 2009	Dec 28, 2008
Condensed Balance Sheets
ASSETS
Cash and cash equivalents	$99,470	$69,201
Short-term investments (A)	4,450	—
Accounts receivable, net (B)	174,631	177,201
Deferred tax assets	13,840	11,933
Prepaid expenses and other current assets	14,458	13,141

Total current assets	306,849	271,476

Long-term investments (A)	4,250	11,050
Note receivable	25,000	25,000
Investment in affiliate	23,805	23,264
Fixed assets, net	67,529	63,815
Intangible assets, net	249,274	250,432
Goodwill	308,868	308,213
Other assets	21,989	20,247

Total assets	$1,007,564	$973,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$8,593	$8,027
Payroll and related taxes	17,959	17,869
Deferred revenue	38,108	32,976
Medicare liabilities	6,309	6,680
Obligations under insurance programs	38,059	39,628
Other accrued expenses	38,428	40,895

Total current liabilities	147,456	146,075

Long-term debt	237,000	251,000
Deferred tax liabilities, net	68,408	64,262
Other liabilities	18,777	17,189
Shareholders’ equity	535,923	494,971

Total liabilities and shareholders’ equity	$1,007,564	$973,497

Common shares outstanding	29,011	28,864

(A)	Short-term and long-term investments consisted of auction rate securities with underlying guarantees carrying a AAA rating. Short-term investments were presented net of a valuation allowance of $0.6 million, the charge for which was recorded in interest expense and other in the 2009 second quarter. At June 28, 2009 and December 28, 2008, long-term investments were presented net of a valuation allowance of $0.8 million and $1.9 million, respectively.
(B)	Accounts receivable, net, included an allowance for doubtful accounts of $8.0 million and $8.2 million at June 28, 2009 and December 28, 2008, respectively.

(in 000’s)	Six Months
	2009	2008
Condensed Statements of Cash Flows
OPERATING ACTIVITIES:
Net income	$35,117	$19,747
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,145	10,753
Amortization of debt issuance costs	681	593
Provision for doubtful accounts	4,045	6,124
Equity-based compensation expense	3,466	3,220
Windfall tax benefits associated with equity-based compensation	(585)	(1,306)
Impairment loss on auction rate securities	1,000	—
Gain on sale of assets, net	(5,747)	—
Equity in net earnings of affiliate	(541)	—
Deferred income taxes	1,458	10,829
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(1,082)	(24,960)
Prepaid expenses and other current assets	(1,602)	(1,508)
Current liabilities	1,836	(3,240)
Other, net	271	529

Net cash provided by operating activities	49,462	20,781

INVESTING ACTIVITIES:
Purchase of fixed assets	(12,403)	(13,831)
Proceeds from sale of assets, net of cash transferred	5,619	—
Acquisition of businesses, net of cash acquired	(2,200)	(59,217)
Purchases of short-term investments available-for-sale	—	(28,000)
Maturities of short-term investments available-for-sale	2,550	46,250

Net cash used in investing activities	(6,434)	(54,798)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	5,910	6,211
Windfall tax benefits associated with equity-based compensation	585	1,306
Borrowings under revolving credit facility	—	24,000
Home Health Care Affiliates debt repayments	—	(7,420)
Debt issuance costs	—	(557)
Repayments under the Company’s term loan	(14,000)	(3,000)
Repurchases of common stock	(4,813)	—
Repayment of capital lease obligations	(441)	(625)

Net cash (used in) provided by financing activities	(12,759)	19,915

Net change in cash and cash equivalents	30,269	(14,102)
Cash and cash equivalents at beginning of period	69,201	36,181

Cash and cash equivalents at end of period	$99,470	$22,079

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$5,172	$11,355
Income taxes paid	$15,831	$7,197

	2nd Quarter		Six Months
(in 000’s)	2009	2008	2009	2008
Supplemental Information
Segment Information (1)
Net revenues
Home Health	$265,581	$236,876	$523,326	$453,876
CareCentrix	—	79,323	—	157,171
All Other (3)	32,987	28,827	64,558	56,556
Intersegment revenues	(465)	(813)	(864)	(1,757)

Total net revenues (3)	$298,103	$344,213	$587,020	$665,846

Operating contribution (4)
Home Health	$48,633	$39,423	$91,858	$70,625
CareCentrix (5)	—	6,523	—	12,849
All Other	3,891	3,278	7,121	6,123

Total operating contribution	52,524	49,224	98,979	89,597
Corporate expenses	(17,124)	(17,711)	(35,339)	(34,290)
(Loss) gain on sale of assets, net	(85)	—	5,747	—
Depreciation and amortization	(5,658)	(5,602)	(11,145)	(10,753)
Interest expense, net (6)	(1,871)	(5,319)	(4,262)	(10,745)

Income before income taxes	$27,786	$20,592	$53,980	$33,809

	2nd Quarter		Six Months
	2009	2008	2009	2008
Net Revenues by Major Payer Source:
Medicare
Home Health	$194,140	$161,257	$380,210	$306,362
Other	20,891	17,292	40,948	33,492

Total Medicare	215,031	178,549	421,158	339,854
Medicaid and local government	24,830	32,953	52,972	64,520
Commercial Insurance and Other:
Paid at episodic rates	19,164	13,402	35,294	24,548
Other	39,078	119,309	77,596	236,924

Total Commercial Insurance and Other	58,242	132,711	112,890	261,472

Total net revenues	$298,103	$344,213	$587,020	$665,846

A reconciliation of EBITDA to Net income - As Reported amounts follows: (2)

	2nd Quarter		Six Months
	2009	2008	2009	2008
EBITDA (4)	$35,400	$31,513	$63,640	$55,307
(Loss) gain on sale of assets, net	(85)	—	5,747	—
Depreciation and amortization	(5,658)	(5,602)	(11,145)	(10,753)
Interest expense, net (6)	(1,871)	(5,319)	(4,262)	(10,745)

Income before income taxes	27,786	20,592	53,980	33,809
Income tax expense (7)	(10,954)	(8,568)	(19,404)	(14,062)

Income before equity in net earnings of affiliate	16,832	12,024	34,576	19,747
Equity in net earnings of affiliate	263	—	541	—

Net income - As Reported	$17,095	$12,024	$35,117	$19,747

Notes:

1)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate expenses, depreciation, amortization, and interest expense (net), but include revenues and all other costs directly attributable to the specific segment.
2)	EBITDA, a non-GAAP financial measure, is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization. Management uses EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. EBITDA should not be considered in isolation or as a substitute for net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.
3)	Certain reclassifications have been made to the 2008 second quarter and first half statements of income and supplemental information to conform to the current year presentation. The primary impact of the reclassifications was to reduce (i) net revenues in All Other and (ii) cost of services and goods sold by approximately $2.0 million and $4.1 million, in the second quarter and first half of 2008, respectively, relating to the reimbursement of nursing home room and board charges for hospice patients.
4)	Operating contribution and EBITDA for the second quarter and first half of 2009 included special charges of $0.6 million and $1.5 million, respectively. For the second quarter and first half of 2008, operating contribution and EBITDA included special charges of $0.4 million and $0.7 million, respectively. The special charges, which included restructuring and integration costs and costs and professional fees associated with merger and acquisition activities, were reflected as follows for segment reporting (dollars in millions):

	2nd Quarter		Six Months
	2009	2008	2009	2008
Home Health	$0.4	$0.1	$0.5	$0.2
Corporate expenses	0.2	0.3	1.0	0.5

Total	$0.6	$0.4	$1.5	$0.7

5)	Operating contribution for CareCentrix, in which the Company sold a majority ownership interest on September 25, 2008, was comprised of the following (dollars in thousands):

	2nd Quarter		Six Months
	2009	2008	2009	2008
Gross profit	$—	$14,580	$—	$28,870
Selling, general and administrative expenses	—	(8,184)	—	(16,261)
Add: depreciation	—	127	—	240

Operating contribution	$—	$6,523	$—	$12,849

6)	Interest expense, net for the second quarter and first half of 2009 included impairment losses on auction rate securities of $0.6 million and $1.0 million, respectively.
7)	The Company’s effective tax rate was 39.4% and 35.9% for the second quarter and first half of 2009, respectively, and 41.6% for the second quarter and first half of 2008. During the first half of 2009, the Company recorded a pre-tax gain, net of transaction costs, of $5.7 million relating to the sale of several branch offices that specialized primarily in pediatric home health care services. There was no income tax expense relating to the gain on sale of assets due to the utilization of a capital loss carryforward. Excluding the impact of the non-recurring gain, the Company’s effective tax rate would have been 40.2% for the first half of 2009.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions, including the ability to access capital markets; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for healthcare reform; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; effect on liquidity of the Company’s debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended December 28, 2008.

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